Exhibit 99.1

Dolby Laboratories Reports Third Quarter Fiscal 2008 Results

Third quarter EPS grows 56 percent year-over-year

SAN FRANCISCO--(BUSINESS WIRE)--Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for its third quarter of fiscal 2008.

For the third quarter, Dolby reported total revenue of $154.3 million, compared to $119.6 million for the third quarter of fiscal 2007, an increase of 29 percent. Third quarter net income was $46.4 million, or $0.40 per diluted share, compared to $29.7 million, or $0.26 per diluted share, for the third quarter of fiscal 2007.

Net income for the third quarter of fiscal 2008 reflects stock-based compensation expense of $5.6 million compared to $5.1 million for the third quarter of fiscal 2007. Net income for the third quarter of fiscal 2008 also reflects charges related to the amortization of intangibles of $3.0 million compared to $1.0 million for the third quarter of fiscal 2007.

"During the quarter, we experienced strong financial results while continuing to make progress in key initiatives such as PC Entertainment Experience and Dolby Mobile,” said Bill Jasper, President and Chief Executive Officer, Dolby Laboratories. “Earlier this week, LG, a global technology and design leader in mobile communications, announced it would introduce high-end multimedia handsets with Dolby Mobile by the end of calendar year 2008.”

Guidance

Dolby now expects fiscal 2008 revenue to be $605 million to $625 million. Net income for fiscal 2008 is now expected to be $181 million to $190 million. Earnings per diluted share is now expected to be $1.57 to $1.65. While under FAS 123R, stock-based compensation expense may vary based on factors such as stock price or volatility, Dolby now expects stock-based compensation expense for fiscal 2008 to be approximately $23 million. In addition, Dolby continues to expect charges related to the amortization of intangibles for fiscal 2008 to be approximately $13 million.

The Company's Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss Dolby Laboratories’ Q3 fiscal 2008 financial results at 2:00 p.m. PT/5:00 p.m. ET, Thursday, July 31, 2008.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/medialist.cfm or by dialing 1-888-228-5281. International callers can access the conference call at 1-913-312-1423.

A replay of the call will be available beginning at 5:00 p.m. PT on July 31, 2008 until 9:00 p.m. PT on August 7, 2008; dial 1-888-203-1112 (international callers can access the replay by dialing 1-719-457-0820) and enter confirmation code 8298423. An archived version of the teleconference will also be available on Dolby Laboratories’ website, www.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue, net income, earnings per diluted share, stock-based compensation expense, and charges relating to the amortization of intangibles, for the fiscal year ending September 26, 2008, Dolby’s continued progress on key initiatives such as PC Entertainment Experience and Dolby® Mobile, and the timing and availability of LG handsets with Dolby Mobile are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends in the markets in which Dolby operates, including trends related to DVD and Blu-ray™ DVD, broadcast, personal computer, gaming, mobile, or portable device markets, and trends relating to the development of additional and newer markets for Dolby technologies; the timing and effects of economic downturns in the United States and abroad; pricing pressures; the risk that LG may not ship handsets with Dolby Mobile by calendar year end or at all; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby’s accuracy of calculation of royalties due to its licensors; Dolby’s ability to develop, maintain, and strengthen relationships with industry participants; Dolby’s ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with conducting business in China and other countries, including countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the motion picture industry generally; the development and growth of the market for digital cinema and digital 3D and Dolby’s ability to successfully penetrate this market; Dolby’s ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery, including by acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby innovations enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S08/20185 DLB-F

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended		Fiscal Year-to-Date Ended
	June 29, 2007	June 27, 2008	June 29, 2007	June 27, 2008
	(unaudited)
	(in thousands, except per share amounts)
Revenue:
Licensing	$94,795	$127,558	$283,812	$399,607
Product sales	17,191	18,060	47,870	53,698
Services	7,627	8,699	21,383	23,796
Total revenue	119,613	154,317	353,065	477,101

Cost of revenue:
Cost of licensing	8,478	3,361	26,287	12,179
Cost of product sales(1)	8,119	9,461	24,519	29,649
Cost of services(1)	2,963	3,194	8,470	9,400
Total cost of revenue	19,560	16,016	59,276	51,228
Gross margin	100,053	138,301	293,789	425,873
Operating expenses:
Selling, general and administrative(1)	48,430	54,979	128,266	161,275
Research and development(1)	11,854	15,366	31,650	44,998
Gain on settlements	(350)	(250)	(1,850)	(499)
Total operating expenses	59,934	70,095	158,066	205,774
Operating income	40,119	68,206	135,723	220,099
Other income, net	5,759	2,661	17,118	10,269
Income before provision for income taxes and controlling interest	45,878	70,867	152,841	230,368
Provision for income taxes	(15,839)	(24,117)	(53,067)	(78,516)
Income before controlling interest	30,039	46,750	99,774	151,852
Controlling interest in net income, net of tax	(354)	(302)	(1,101)	(953)
Net income	$29,685	$46,448	$98,673	$150,899

Basic earnings per share	$0.27	$0.42	$0.91	$1.36
Diluted earnings per share	$0.26	$0.40	$0.87	$1.32

Weighted-average shares outstanding (basic)	109,692	111,844	108,898	111,209
Weighted-average shares outstanding (diluted)	113,696	114,875	113,389	114,672

(1) Stock-based compensation included above was classified as follows:
Cost of product sales	$269	$167	$679	$670
Cost of services	39	48	107	126
Selling, general and administrative	3,838	4,262	11,459	13,157
Research and development	993	1,158	2,512	3,277

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28, 2007	June 27, 2008
	(unaudited) (in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$368,467	$369,907
Short-term investments	231,217	49,552
Accounts receivable, net	28,165	45,933
Inventories	14,883	22,000
Deferred income taxes	73,686	85,576
Prepaid expenses and other current assets	17,000	47,018
Total current assets	733,418	619,986

Property, plant and equipment, net	85,552	85,775
Intangible assets, net	35,389	90,751
Goodwill	39,364	273,552
Long-term investments	73,224	179,538
Long-term deferred income taxes	12,393	12,817
Other assets	12,357	13,188
Total assets	$991,697	$1,275,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$119,068	$143,312
Income taxes payable	9,051	2,833
Current portion of long-term debt	1,563	1,607
Deferred revenue	13,522	30,894
Total current liabilities	143,204	178,646

Long-term debt	9,691	8,408
Long-term deferred revenue	5,073	6,069
Deferred income tax liability	-	18,985
Other non-current liabilities	14,294	29,323
Total liabilities	172,262	241,431

Controlling interest	22,279	22,699
Stockholders' equity:
Class A common stock	49	52
Class B common stock	61	61
Additional paid-in capital	375,830	424,502
Retained earnings	409,749	560,936
Accumulated other comprehensive income	11,467	25,926
Total stockholders' equity	797,156	1,011,477
Total liabilities and stockholders' equity	$991,697	$1,275,607

CONTACT:
Dolby Laboratories
Investors:
Alex Hughes, 415-645-4572
investor@dolby.com
Media:
Jeanne Alford, 415-645-5000
news@dolby.com